UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

XAI Floating Rate & Alternative Income Trust
(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

VIDEO SCRIPT

XFLT Floating Rate & Alternative Income Trust (NYSE: XFLT)

(https://xainvestments.com/xflt/)

Proxy Contest

Video 1:

Hi, I’m Kimberly Flynn, president of XA Investments. We want to clarify a few points surrounding the XFLT proxy vote.

XA Investments and your Fund Board are seeking approval of a new sub-adviser to improve XFLT performance.

XA Investments senior leaders and the Fund Board are all significant owners in XFLT. We’re aligned with shareholders in this.

The proxy challenge that Octagon has put forth serves no other purpose other than to confuse shareholders.  Your Board has elected to terminate Octagon for under performance.

A vote “FOR” the proposal on the White proxy card will provide shareholders numerous benefits, including the potential for increased distributions and improved performance over time without additional fees.

A vote against will not reinstate the terminated sub-adviser Octagon.

Any other suggestion is entirely misleading.  Our hope was that Octagon would demonstrate integrity and professionalism upon learning of the Board’s decision to terminate them.

That unfortunately, has not been the case.

In fact, Octagon has continued to mislead and confuse shareholders and denigrate the duly elected independent board that has a fiduciary obligation to act in shareholders’ best interests.

We have gone through an exhaustive process with your Board to determine that King Street represents the best option to take the reins going forward.

•	King Street’s Rockford Tower division was selected in a competitive process by the board out of a field of other leading alternative credit managers with deep CLO experience.

•	King Street also has twice as many credit professionals as Octagon. King Street manages over $30bn in assets. They also manage 20 U.S. collateralized loan obligations (CLOs) and 9 European CLOs, so they have experience around the globe.

•	Rockford Tower plans to execute XFLT’s strategy in a more dynamic manner, including additional opportunities and income-focused investments such as European CLOs and bank loans and European asset-backed securities.

•	Your vote is important. Please use the White proxy card to vote “For” the proposal, which we believe has the potential to increase the Fund’s distributions and improve performance with no additional fees.

VIDEO SCRIPT

XFLT Floating Rate & Alternative Income Trust (NYSE: XFLT)

(https://xainvestments.com/xflt/)

Proxy Contest

Video 2:

Hi, I’m Kimberly Flynn, president of XA Investments. Octagon is trying to confuse XFLT investors with respect to the proxy process.

Octagon has been fired by the XFLT independent fund board and is not being voted on with this proxy.

A vote “FOR” the proposal on the White proxy card will provide shareholders numerous benefits, including the potential for increased distributions and improved performance with no additional fees.

A vote against will not reinstate the terminated sub-adviser Octagon.

Let's focus on the real reason the Fund Board made this change and that’s performance.

XFLT’s net asset value per share declined approximately 54.40% since inception.

Octagon underperformed its benchmark in every time period.

Octagon underperformed by 19.09% over the last year period ended 3/31. They underperformed 4.30% over three years, they underperformed by 3.32% over five years and since inception they underperformed by 1.91%.

Octagon wants you to think that the XFLT fund board used the wrong yardstick to judge their performance – however the Fund’s benchmark – the Morningstar LSTA Leveraged Loan 100 Index was the benchmark that Octagon selected and approved at the time of the fund’s inception.

Changing a benchmark after a period of poor performance to make yourself look better is just cherry picking.

Your vote is important. Please use the White proxy card to vote “For” the proposal, which we believe has the potential to increase the Fund’s distributions and improve performance with no additional fees.

VIDEO SCRIPT

XFLT Floating Rate & Alternative Income Trust (NYSE: XFLT)

(https://xainvestments.com/xflt/)

Proxy Contest

Video 3:

Hi, I’m Kimberly Flynn, president of XA Investments. I wanted to speak with you about the current proxy fight. Octagon is trying to confuse XFLT investors with this proxy fight.

Octagon has been terminated by your fund board for poor performance and is not being voted on with this current proxy.

A vote “FOR” the proposal on the White proxy card will provide shareholders numerous benefits, including the potential for increased distributions and improved performance without additional fees.

A vote against will not reinstate the terminated sub-adviser Octagon.

Unfortunately, Octagon is deliberately misleading shareholders to advance a hypothetical proposal that would entrench them as the fund’s adviser, potentially continuing the fund’s underperformance, while actually increasing Octagon’s own compensation.

But this proxy vote is about the Fund’s new sub-adviser, King Street’s Rockford Tower division, not about Octagon becoming the advisor of XFLT or being re-instated as the sub-adviser.

Octagon is trying to mislead XFLT shareholders by suggesting that XA Investments and the fund board made the decision to terminate them - not based on performance but based on fees.

Octagon wants shareholders to believe this decision was about fees. It was not. It was about Octagon’s underperformance

A few key facts will help set the record straight with respect to fees:

XFLT management fees will remain unchanged.

XA Investments’ portion of the management fees on increases in fund assets will be reduced under the King Street sub-advisory agreement.

Under the new sub-advisory agreement, XAI will retain 48% of fees and King Street will earn 52% of fees.

Under the prior arrangement with Octagon, XAI and Octagon split fees 50/50 on managed assets above $500mm.

So, XAI will earn less on XFLT under the new sub-advisory agreement with King Street as the fund grows.

XA Investments management team recommended and the Board made the decision to retain King Street because of King Street’s track record and the caliber of their portfolio management team led by Young Choi.

Your vote is important. Please use the White proxy card to vote “For” the proposal, which we believe has the potential to increase the Fund’s distributions and improve performance with no additional fees.

VIDEO SCRIPT

XFLT Floating Rate & Alternative Income Trust (NYSE: XFLT)

(https://xainvestments.com/xflt/)

Proxy Contest

Video 4:

Hi, I’m Kimberly Flynn, president of XA Investments. We’ve had a number of questions about why is Octagon engaging in this costly and confusing proxy fight? A terminated sub-adviser typically walks away when a fund board terminates on the basis of poor performance.

While we don’t know for sure their reasons, let’s discuss what we do know.

The terminated Sub-Adviser Octagon was the only portfolio manager responsible for all of XFLT investment decisions since the fund’s inception in 2017.

On Octagon’s watch, the XFLT net asset value (NAV) eroded largely from losses taken from poor Investment decisions. XFLT’s net asset value per share declined approximately 54.40% since inception, implying approximately $406.7 million of current-share-equivalent NAV erosion (as of 3/31/26). That is significant.

It was recently reported by S&P Global ratings on June 16, 2026, that Octagon CLO’s defaulted on 7 debt tranches across 5 CLOs.

CLO debt tranche defaults are very uncommon.

Defaults in CLO debt tranches are historically rare with less than a 0.10% default rate over the past seven years

Only six of the 11,666 CLO tranches rated by S&P defaulted in 2025, and only five defaulted in 2024.

Octagon’s seven CLO debt tranche defaults in 2026 exceed the global figure for each of the last two years, respectively.

Octagon and their senior loan investing abilities and process is at the heart of their ability to manage any CLO. It’s also central to their ability to manage XFLT since senior loans represent 50% of XFLT’s investment portfolio exposure.

If Octagon is having trouble with their investment process do you want them managing your fund?

If Octagon is experiencing CLO tranche defaults and losses in the collateral pool, do you want them managing your CLO?

Your Fund Board went through an extensive process to select a replacement manager to improve the fund’s performance. Octagon was terminated and is not going to be involved with XFLT when King Street becomes the portfolio manager on July 31st.

Your vote is important. Please use the White proxy card to vote “For” the proposal, which we believe has the potential to increase the Fund’s distributions and improve performance with no additional fees.

VIDEO SCRIPT

XFLT Floating Rate & Alternative Income Trust (NYSE: XFLT)

(https://xainvestments.com/xflt/)

Proxy Contest

Video 5:

Hi, I’m Kimberly Flynn, president of XA Investments. We are trying to reach XFLT shareholders regarding the contested Special Meeting of Shareholders of the XAI Floating Rate & Alternative Income Trust, XFLT.

The Board of Trustees unanimously recommends that shareholders vote FOR the approval of Rockford Tower Asset Management, a wholly owned subsidiary of King Street Capital Management, as XFLT’s new sub-adviser.

Because this is a contested meeting, you may receive multiple proxy cards or additional solicitation materials. Your vote is extremely important. Please vote FOR the proposal using the WHITE proxy card as soon as possible. Please disregard any BLUE proxy card you may receive.

If you have any questions or need assistance with submitting your vote, please contact the Fund’s proxy solicitation firm, Okapi Partners, toll-free at (855) 305-0855. Again, that number is (855) 305-0855.

Thank you for your prompt attention to this important matter and for your continued support of XFLT.